EXHIBIT 10.29

[Letterhead of]

SolarMax Technology, Inc.

October , 2018

Li-Max Technology, Inc.

[address]

Attention:

Re: Master Distribution Agreement

Ladies and Gentlemen:

Reference is made to the master distribution agreement (the “Agreement”) dated June 9, 2016, by and between Li-Max Technology, Inc. (“Li-Max”) and SolarMax Technology, Inc. (“SolarMax” and, together with Li-Max, the “Parties”).

The Parties recognize that Section 3.2 of the Agreement contains certain minimum purchase requirements on behalf of SolarMax, and that SolarMax has not met these requirements because the Li-Max Energy System (the “System”), as presently developed, does not meet the requirements of the State of California for qualification for incentives for energy storage under the California Self-Generation Incentive Program (“SGIP”). The Parties recognize that Li-Max needs to redesign the System in order that the System qualifies for the California home battery rebate under SGIP. Li-Max agrees to redesign the System in order that it qualify for the California home battery rebate. Until (i) Li-Max shall have so redesigned the System and (ii) SolarMax shall be satisfied that the System, as redesigned, qualifies for the California home battery rebate and that Li-Max can manufacture and delivery the redesigned Systems in the quantities contemplated by the Agreement (the “Redesign Date”), all provisions of the Agreement relating to minimum purchase requirements shall be suspended, SolarMax shall have no obligation to make any purchases pursuant to the Agreement, and Li-Max shall not terminate the Agreement or reduce SolarMax’ rights thereunder. SolarMax’ purchase obligations shall commence on the Redesign Date, and the six-month period referred to in Section 3.2 of the Agreement shall mean the six-month period commencing on the first day of the first calendar month which follows six months after the Redesign Date. For example, if the Redesign Date is February 5, 2019, the six-month period for the Initial Purchase Commitment will commence August 1, 2019. The Parties shall negotiate in good faith the Initial Purchase Commitment; provided, that in no event shall the Initial Purchase Commitment exceeds 375 Units. The Base Price shall be adjusted to reflect changes in Li-Max’ cost as well as the anticipated market price, but in no event will the Base Price be greater than the anticipated market price.

The Parties further agree that the Term of the Agreement shall be extended until five years from the Redesign Date.

Except as amended by this letter, the Agreement shall remain in full force and effect.

AGREED TO: LI-MAX TECHNOLOGY, INC.		Very truly yours, SOLARMAX TECHOLOGY, INC.

		By:	/s/ David Hsu
David Hsu, CEO

By:	Yang Wen-Ching